Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND YEAR END 2008

HOUSTON, February 27, 2009 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $25.0 million, or $0.64 per diluted share for the three months ended December 31, 2008, versus net income of $32.2 million, or $0.78 per diluted share for the fourth quarter of 2007. Total revenues increased to $135.5 million for the quarter ended December 31, 2008 from $132.8 million for the same period in 2007 as the Company continued to experience strong worldwide demand for its products and services.

The fourth quarter 2008 results were adversely impacted by a pre-tax foreign exchange loss of $2.9 million as compared to a pre-tax foreign exchange gain of $0.9 million in the prior year quarter. In addition, results for the fourth quarter of 2008 were also negatively impacted by a pre-tax bad debt loss of $0.7 million related to a customer that has entered into administration (bankruptcy) under the laws of the United Kingdom. The Company’s effective tax rate during the fourth quarter of 2008 was 25.7% as compared to 15.8% for the same period in 2007. In the fourth quarter of 2007 the Company benefited from a foreign development tax incentive which resulted in a reduction of income taxes of approximately $4.7 million, or $0.11 per diluted share.

For the twelve months ended December 31, 2008, net income was $105.6 million, or $2.62 per diluted share, compared with net income of $107.9 million, or $2.63 per diluted share, for the same period in 2007. Revenues for the twelve months ended December 31, 2008 were $542.8 million, up approximately 9.5% when compared to revenues of $495.6 million for the same period in 2007.

For the year ended December 31, 2008, results were negatively impacted by a pre-tax foreign exchange loss of $2.1 million as compared to a pre-tax foreign exchange gain of $3.0 million during 2007. The Company’s effective tax rate for the twelve months ended December 31, 2008 was 27.2% as compared to 26.2% for the twelve months ended December 31, 2007. This change occurred primarily as a result of the foreign development tax incentive received in 2007 as mentioned above.

In addition, the Company announced that its backlog at December 31, 2008 was approximately $603 million, compared to its December 31, 2007 backlog of approximately $429 million. The Company expects its earnings per share for the quarter ending March 31, 2009 to approximate $0.55 to $0.65 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2008	2007	2008
Revenues	$132,751	$135,543	$495,557	$542,771
Cost and expenses:
Cost of sales	77,144	76,524	285,281	312,299
Selling, general and administrative	13,457	18,851	49,313	62,390
Engineering and product development	6,083	6,745	22,578	26,369

	96,684	102,120	357,172	401,058

Operating income	36,067	33,423	138,385	141,713

Interest income	2,253	323	8,275	3,453
Interest expense	(114)	(33)	(370)	(182)

Income before income taxes	38,206	33,713	146,290	144,984
Income tax provision	6,049	8,668	38,349	39,399

Net income	$32,157	$25,045	$107,941	$105,585

Diluted earnings per share	$0.78	$0.64	$2.63	$2.62

Weighted average shares – diluted	41,087	39,302	41,007	40,292

Depreciation and amortization	$4,093	$4,198	$15,653	$16,854

Capital expenditures	$7,502	$10,769	$25,208	$50,134